SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                Securities Exchange Act of 1934 or Suspension of
                              Duty to File Reports
                  Under Section 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                        Commission File Number: 000-27814

                        KENTEK INFORMATION SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                              2945 Wilderness Place
                             Boulder, Colorado 80301
                                 (303) 440-5500
    (Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                                  Common Shares
            (Title of each class of Securities covered by this Form)

                                      None
     (Titles of all other classes of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file:

Rule 12g-4(a)(1)(i)       [X]         Rule 12h-3(b)(1)(i)             [ ]
Rule 12g-4(a)(1)(ii)      [ ]         Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(2)(i)       [ ]         Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(ii)      [ ]         Rule 12h-3(b)(2)(ii)            [ ]
                                      Rule 15d-6                      [ ]

Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934 Kentek Information Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 28, 1999                   By:    /s/ Philip W. Shires

                                          Name:  Philip W. Shires
                                          Title: President